Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Twelve Seas Investment Company (the “Company”) on Amendment No. 1 to Form S-1 of our report dated June 1, 2018, except for Notes 1, and 3 through 8, as to which the date is June 14, 2018, with respect to our audit of the Company’s financial statements as of December 31, 2017 and for the period from November 30, 2017 (inception) through December 31, 2017, which appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

June 14, 2018